SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name: Putnam Equity Fund 98 - Class A Shares
Fiscal period ending: June 30, 1998
Inception date (if less than 10 years of performance):  December
30, 1997


                          TOTAL RETURN

Formula   -    Average Annual Total Return:  ERV = P(1+T)       n

N    =    Number of Time Periods        1 Year    5 Years   10
Years*

P    =    Initial Investment       $NA       $NA       $1,000

ERV  =    Ending Redeemable Value  $NA       $NA       $1,194

T    =    Average Annual Total Return NA%     NA%       19.41%+*

          +this return is cumulative
          *Life of fund, if less than 10 years